Exhibit 5.1

November 22, 2002

Respironics, Inc.
1010 Murry Ridge Lane
Murrysville, PA 15668

Re:        Registration Statement on Form S-3 for Respironics, Inc.

Ladies and Gentlemen:

We have acted as counsel to Respironics, Inc., a Delaware corporation (the “Company”), in connection with the above-captioned Registration Statement (the “Registration Statement”) relating to up to 71,956 shares of Common Stock, par value $.01 per share, of the Company (the “Common Stock”), of which a total of 69,415 shares of Common Stock may be issued pursuant to the exercise of certain warrants (the “Outstanding Warrants”) for the purchase of shares of Common Stock, and 2,541 shares of Common Stock have been issued by the Company to an individual pursuant to the exercise of a warrant (the “Exercised Warrant” and, together with the Outstanding Warrants, the “Warrants”). All of the Warrants were assumed by the Company in connection with its acquisition of Novametrix Medical Systems Inc. (“Novametrix”).

In rendering our opinion below, we have assumed that any previously issued shares reacquired by the Company and delivered under the Warrants were duly authorized, validly issued and fully paid at the time of original issuance. In connection with this opinion, we have examined, among other things:

(1)	the Amended and Restated Certificate of Incorporation of the Company;

(2)	the Agreement and Plan of Merger dated December 17, 2001 relating to the Novametrix acquisition; and

(3)	the Warrants.

Based upon the foregoing and upon an examination of such other documents, corporate proceedings, statutes, decisions and questions of law as we considered necessary in order to enable us to furnish this opinion, and subject to the assumption set forth above, we are pleased to advise you that in our opinion (i) the 69,415 shares of Common Stock being registered and which may be issued and delivered by the Company pursuant to the exercise of the Outstanding Warrants have been duly authorized, and upon such issuance in accordance with the provisions of the Outstanding Warrants, such shares will be validly issued, fully paid and nonassessable and (ii) the 2,541 shares of Common Stock being registered and which have been issued and delivered by the Company pursuant to the exercise of the Exercised Warrant have been duly authorized, and such shares have been validly issued and are fully paid and nonassessable.

In rendering the foregoing opinion, we have not examined the laws of any jurisdiction other than the laws of the Commonwealth of Pennsylvania, the General Corporation Law of the State of Delaware and the federal laws of the United States of America and the foregoing opinion is limited to such laws.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Prospectus under the caption “Legal Matters”.

Yours truly,

/s/ Reed Smith LLP

Reed Smith LLP